Exhibit 5.1

Robson Court, 1000-840 Howe Street Vancouver, BC, Canada V6Z 2M1 T: 604.687.2242 F: 604.643.1200 www.millerthomson.com

July 18, 2011

United States Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:                             Kodiak Oil & Gas Corp.

Ladies and Gentlemen:

We have acted as corporate counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the registration by the Company pursuant to the automatic registration statement (the “Registration Statement”) on Form S-3 (File No. 333-173520) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus, dated June 29, 2011 (the “Prospectus”), and the prospectus supplements thereto (the “Prospectus Supplements”) relating to the offering, pursuant to Rule 415 under the Securities Act, of up to 27,600,000 common shares, no par value, of the Company (the “Shares”).

We have examined the Registration Statements, the Prospectus and the Prospectus Supplements and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein.

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Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the provisions of the related underwriting agreement, and any relevant agreements thereunder, will be legally and validly issued, fully paid and nonassessable.

Certain partners of Miller Thomson LLP own 15,500 common shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Interests of Named Experts and Counsel.”

Yours truly,

/s/ Miller Thomson LLP